                                                                EXHIBIT 10.20




                                AN APPRAISAL OF
                       HEALTHSOUTH PROFESSIONAL BUILDING
                              BIRMINGHAM, ALABAMA

(LOGO)  VALUATION COUNSELORS GROUP, INC.

        340 Interstate North Parkway
        Atlanta, Georgia 30339
        (404) 955-0088
        (Fax) 955-0466




                                                January 17, 1994


HealthSouth Corporation
Two Perimeter Park South
Birmingham, Alabama  35243

Attention:  Mr. Mike Martin, Treasurer


Gentlemen:

In accordance with your request, we are pleased to submit this appraisal report covering the market value of the professional office building identified as follows:

                       HEALTHSOUTH PROFESSIONAL BUILDING
                             1222 14TH AVENUE SOUTH
                           BIRMINGHAM, ALABAMA  35205

The purpose of this valuation is to estimate the market value of the subject property's leased fee estate as of September 29, 1993, the effective date of this report. The report is to be used for asset valuation purposes. HealthSouth Corporation is selling nine professional office buildings for the purpose of establishing a real estate investment trust (REIT). This valuation assumes that the prospective REIT is the owner of the property, with HealthSouth Corporation guaranteeing annual net rental income of $12.50 per rentable square foot.

This appraisal investigation includes visits to the facility, discussions with the current owners and management of the property, a review of available financial data, discussions with local brokers and government offices, and research and analysis of the market.

"Market value" is defined as:

         "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

HealthSouth Corporation
January 17, 1994
Page Two



         o       Buyer and seller are typically motivated;

         o Both parties are well informed or well advised, and acting in what they consider their own best interests;

         o       A reasonable time is allowed for exposure in the open market;

         o Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

         o The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."

[The Appraisal of Real Estate, page 21, 10th Edition, published by The Appraisal Institute].


The subject property is a five-story professional office building containing a basement, a doctor's parking deck, and 42,463 rentable square feet of office space. In addition, there are six staggered public parking deck floors adjacent to the professional building. The building is a Class B facility, with a steel frame and poured-in-place concrete structure and brick veneer exterior walls. It was constructed in 1981. The building is currently 89 percent occupied.

In arriving at the opinion expressed in this report, it is assumed that the title to the property is free and clear and held under responsible ownership. The information furnished us by others is believed to be reliable, but no responsibility for its accuracy is assumed. The value reported herein is based upon the integrity of the information provided.

Based upon the procedures, assumptions and conditions outlined in this report, we estimate the market value of the leased fee interest in the HealthSouth Professional Building, as of September 29, 1993, to be:

                                   $4,750,000
                                   ==========

We have no responsibility to update our report for events and circumstances occurring after the date of this report.

HealthSouth Corporation
January 17, 1994
Page Three



Neither the whole, nor any part of this appraisal or any reference thereto may be included in any document, statement, appraisal or circular without Valuation Counselors Group, Inc.'s prior written approval of the form and context in which it appears.

This appraisal report consists of the following:

         o       This letter outlining the services performed;

         o       Certifications of the appraisers;

         o       A Statement of Facts and Limiting Conditions;

         o       A Summary of Salient Facts and Conclusions;

         o       A Narrative Section detailing the appraisal of the property;
                 and

         o       An Exhibit Section containing supplementary data.

A copy of this report and the working papers from which it was prepared will be kept in our files for eight years.

                                        Respectfully submitted,

                                        VALUATION COUNSELORS GROUP, INC.


                                        /s/ Patrick J. Simers
                                        ---------------------
                                        Patrick J. Simers
                                        Managing Director

PJS:jef
094-1519.2

                            APPRAISER CERTIFICATION


We, the undersigned, do hereby certify that to the best of our knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are our personal, unbiased professional analyses, opinions, and conclusions.

         We have no present or prospective interest in the property that is the subject of this report, and have no personal interest or bias with respect to the parties involved.

         Our compensation is not contingent on an action or event resulting from the analyses, opinions, or conclusions in or the use of this report.

         Our analyses, opinions, and conclusions were developed, and this report has been prepared in conformity with the requirements of the Code of Professional Ethics, the Appraisal Institute, American Society of Appraisers, and the Uniform Standards of Professional Appraisal Practice.

         The use of this report is subject to the requirements of the Appraisal Institute and American Society of Appraisers relating to review by its duly authorized representatives.

         Michael P. Bates has made a personal inspection of the property that is the subject of this report. Patrick J. Simers has not made a personal inspection of the property.

         The following have provided significant professional assistance to the person signing this report: Michael P. Bates




         /s/ Patrick J. Simers                  /s/ Michael P. Bates
         ---------------------                  --------------------
         Patrick J. Simers                      Michael P. Bates
         Managing Director                      Appraiser

                   STATEMENT OF FACTS AND LIMITING CONDITIONS


Valuation Counselors Group, Inc. strives to clearly and accurately disclose the assumptions and limiting conditions that directly affect an appraisal analysis, opinion, or conclusion. To assist the reader in interpreting this report, such assumptions are set forth as follows:

Appraisals are performed, and written reports are prepared by, or under the supervision of, members of the Appraisal Institute in accordance with the Institute's Standard of Professional Practice and Code of Professional Ethics.

Appraisal assignments are accepted with the understanding that there is no obligation to furnish services after completion of the original assignment. If the need for subsequent services related to an appraisal assignment (e.g., testimony, updates, conferences, reprint or copy services) is contemplated, special arrangements acceptable to Valuation Counselors Group, Inc. must be made in advance. Valuation Counselors Group, Inc. reserves the right to make adjustments to the analysis, opinions and conclusions set forth in the report as we may deem necessary by consideration of additional or more reliable data that may become available.

No opinion is rendered as to legal fee or property title, which are assumed to be good and marketable. Prevailing leases, liens and other encumbrances, including internal and external environmental conditions and structural defects, if any, have been disregarded, unless otherwise specifically stated in the report. Sketches, maps, photographs, or other graphic aids included in appraisal reports are intended to assist the reader in ready identification and visualization of the property and are not intended for technical purposes.

It is assumed that: no opinion is intended in matters that require legal, engineering, or other professional advice which has been or will be obtained from professional sources; the appraisal report will not be used for guidance in legal or professional matters exclusive of the appraisal and valuation discipline; there are no concealed or dubious conditions of the subsoil or subsurface waters including water table and floodplain, unless otherwise noted; there are no regulations of any government entity to control or restrict the use of the property unless specifically referred to in the report; and the property will not operate in violation of any applicable government regulations, codes, ordinances or statutes.

In the absence of competent technical advice to the contrary, it is assumed that the property being appraised is not adversely affected by concealed or unapparent hazards, such as, but not limited to, asbestos, hazardous or contaminated substances, toxic waste or radioactivity. The appraiser is not qualified to detect such substances.

                   STATEMENT OF FACTS AND LIMITING CONDITIONS


No engineering survey has been made by the appraiser. Except as specifically stated, data relative to size and area were taken from sources considered reliable, and no encroachment of real property improvements is considered to exist.

Information furnished by others is presumed to be reliable, and where so specified in the report, has been verified; however, no responsibility, whether legal or otherwise, is assumed for its accuracy, and cannot be guaranteed as being certain. All facts and data set forth in the report are true and accurate to the best of Valuation Counselors Group, Inc.'s knowledge and belief. No single item of information was completely relied upon to the exclusion of other information.

It should be specifically noted by any prospective mortgagee that the appraisal assumes that the property will be competently managed, leased, and maintained by financially sound owners over the expected period of ownership. This appraisal engagement does not entail an evaluation of management's or owner's effectiveness, nor are we responsible for future marketing efforts and other management or ownership actions upon which actual results will depend.

No effort has been made to determine the impact of possible energy shortages or the effect on this project of future federal, state or local legislation, including any environmental or ecological matters or interpretations thereof.

The date of the appraisal to which the value estimate conclusions apply is set forth in the letter of transmittal and within the body of the report. The value is based on the purchasing power of the United States dollar as of that date.

Neither the report nor any portions thereof, especially any conclusions as to value, the identity of the appraiser, or Valuation Counselors Group, Inc., shall be disseminated to the public through public relations media, news media, sales media or any other public means of communications without the prior written consent and approval of Valuation Counselors Group, Inc.

Unless otherwise noted, Valuation Counselors Group, Inc. assumes that there will be no changes in tax regulations.

No significant change is assumed in the supply and demand patterns indicated in the report. The appraisal assumes market conditions observed as of the current date of our market research stated in the letter of transmittal. These market conditions are believed to be correct; however, the appraisers assume no liability should market conditions materially change because of unusual or unforeseen circumstances.

                   STATEMENT OF FACTS AND LIMITING CONDITIONS


The report and the final estimate of value and the prospective financial analyses included therein are intended solely for the information of the person or persons to whom they are addressed, solely for the purposes stated and should not be relied upon for any other purpose. Any allocation of total price between land and the improvements as shown is invalidated if used separately or in conjunction with any other report.

A copy of this report and the working papers from which it was prepared will be kept in our files for eight years.

                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS



GENERAL DATA

Effective Date of Value:                                September 29, 1993

Last Date of Inspection:                                September 29, 1993

Property Identification:                                HealthSouth Professional Office Building

Property Location:                                      1222 14th Avenue South
                                                        Birmingham, Alabama

Interest Appraised:                                     Leased Fee Estate

Gross Building Area:                                    53,127 square feet

Net Rentable Area:                                      42,463 square feet

Subject Land Size:                                      37,556 square feet, or 0.8622 acres

Improvements Description:                               Five-story, steel frame and concrete structure, Class B professional office building that was constructed in 1981.

Occupancy Percentage:                                   89%


CONCLUSIONS


Cost Approach:                                          $4,700,000

Direct Sales Comparison Approach:                       $4,585,000

Income Approach:                                        $4,800,000


Final Value Estimate:                                   $4,750,000
                                                        ==========

                                             TABLE OF CONTENTS

                                                                                                  Page
Transmittal Letter
Appraiser Certifications
Statement of Facts and Limiting Conditions
Summary of Salient Facts and Conclusions

INTRODUCTION                                                                                         1
     Property Identification                                                                         1
     Purpose and Effective Date of the Appraisal                                                     1
     Function of the Appraisal                                                                       1
     Scope of the Appraisal                                                                          2
     Property Rights Appraised                                                                       2
     Definition of Value                                                                             2
     History of the Property                                                                         3
     History and Nature of the Business Environment                                                  4
     Market Data - Metropolitan Birmingham                                                           6

DESCRIPTIVE DATA                                                                                    11
     Neighborhood Analysis                                                                          11
     Zoning                                                                                         12
     Real Estate Taxes and Assessments                                                              12
     Site Analysis                                                                                  13
     Building and Site Improvements                                                                 14

HIGHEST AND BEST USE                                                                                16

VALUATION SECTION                                                                                   20
     Valuation Methodology                                                                          20
     Cost Approach                                                                                  21
     Direct Sales Comparison Approach                                                               34
     Income Approach                                                                                42

CORRELATION AND CONCLUSION                                                                          45

                              TABLE OF CONTENTS

EXHIBIT SECTION

Exhibit A     -    Professional Qualifications
Exhibit B     -    Legal Description
Exhibit C1    -    Metropolitan Area Map
Exhibit C2    -    Neighborhood Map
Exhibit D1    -    Tax Plat Map
Exhibit D2    -    Tax Appraisal Summary Sheet
Exhibit E     -    Land Sale Location Map
Exhibit F1    -    Building Floor Plans
Exhibit F2    -    Leasing Status Schedule
Exhibit G     -    Building Description
Exhibit H     -    Land Improvements Description
Exhibit I     -    Rent Comparable Location Map
Exhibit J     -    Rent Comparables Summary
Exhibit K     -    Subject Photographs

                                  INTRODUCTION


PROPERTY IDENTIFICATION

The subject of this appraisal is HealthSouth Professional Office Building located at 1222 14th Avenue South in Birmingham, Alabama. The building is a five-story building that includes a basement leased to the adjacent hospital, a doctor's parking deck and three stories of office space. The facility also includes a six-level parking deck that is attached to the building.

The property was converted to a condominium in 1983. The premises that is the subject of this report excludes the two office suites that have been owned by their doctor/occupants since 1983. The tax parcels are listed by individual office suites beginning with 29-01-3-009-07.302 through 29-01-3-009-07.335.
The office building is situated on 40,150 square feet of land.  However, since
6.46 percent of the leasable area in the building is privately owned, the subject parcel size must be reduced by 6.46 percent, or 2,594 square feet. The net subject land size is 37,556 square feet.


PURPOSE AND EFFECTIVE DATE OF THE APPRAISAL

The purpose of this appraisal is to estimate the market value of the real property identified above. The effective date of valuation is September 29, 1993, the date of our last inspection.


FUNCTION OF THE APPRAISAL

The report is to be used for internal financial valuation purposes. The owners are considering the sale of nine professional office buildings for the purpose of establishing a real estate investment trust (REIT). The subject property, excluding the two suites owned by doctors, would be included in that sale.

SCOPE OF THE APPRAISAL

This appraisal engagement includes all three of the standard valuation approaches and is in conformity with the requirements of the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute and Society of Real Estate Appraisers. The scope of our assignment included collecting, verifying and analyzing market and property data applicable to the three approaches and consistent with the property's highest and best use. The results of the three approaches are then reconciled into a final value conclusion considering the relevancy and quality of data presented in each of the approaches.


PROPERTY RIGHTS APPRAISED

The property right appraised herein is the Leased Fee Estate.

"Leased Fee Estate" is:

         "an ownership held by the landlord with the right of use and occupancy conveyed by lease to others; the rights of lessor (the leased fee owner) and leased fee are specified by contract terms contained within the lease."

[The Appraisal of Real Estate, page 123, 10th Edition, published by The Appraisal Institute].


DEFINITION OF VALUE

For the purpose of this valuation, "market value" is defined as follows:

         "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

         o       Buyer and seller are typically motivated;

         o Both parties are well informed or well advised, and acting in what they consider their own best interests;

         o       A reasonable time is allowed for exposure in the open market;

         o Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

         o The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."

[The Appraisal of Real Estate, Page 21, 10th Edition, published by The Appraisal Institute].


HISTORY OF THE PROPERTY

The subject professional building was reportedly constructed by the South Highlands Hospital in 1981 and converted to a condominium office building in 1983. Two of the office suites, containing 6.464 percent of the leasable area in the building were sold to two doctor practices in 1983. The hospital provided long-term financing for most of the purchase price at the time of those sales.

HealthSouth Medical Center, Inc., acquired the assets of the subject property and the South Highlands Hospital in November 1989 [Deed Book 3726/Page 014]. Since this sale, HealthSouth has acquired a number of parcels around the hospital. A new main hospital building and the Alabama Rehabilitation Center were constructed in 1991. The American Sports Medicine Institute (ASMI) was added in 1992.

The subject professional office building has reportedly not been marketed for sale and is not currently under an agreement of sale. No other deed transfers were noted in the last three years. A title search is recommended for official determination.

HISTORY AND NATURE OF THE BUSINESS ENVIRONMENT

United States Economic Performance and Outlook

The value of the business enterprise value is influenced by potential returns available from alternative investments. These return expectations are affected by economic conditions as they impact the ability of a business enterprise to generate a return on its invested capital. Perhaps the most important economic indicator affecting potential investor returns is the aggregate demand for goods and services. Aggregate demand is measured by a country's Gross Domestic Product (GDP), which is the sum of all domestic expenditures for consumption, government services, and net exports.

As of the valuation date, the United States economy is currently mired in a period of slow economic growth. Gross Domestic Product (GDP) increased at a
2.1 percent annual rate during 1992 after declining (1.2%) during 1991. The GDP was 0.7 percent and 1.6 percent, respectively, for the first and second quarters of 1993, or an annualized rate of 1.1 percent.

The components of GDP indicate that the economic recovery is affecting many sectors of the economy. Personal consumption expenditures, which account for approximately two-thirds of GDP, rose only 1.3 percent during the first half of 1993. Non-residential Fixed Investment advanced 2.2 percent and Residential Fixed Investment grew 1.7 percent. Federal Government Purchases declined (0.6%) over the same period. Federal Government Purchases account for 7.2 percent of the total GDP, and this decline is limited to the rate of overall GDP growth.

The value of the business enterprise value is also affected by the current and expected levels of inflation and interest rates. Inflation creates uncertainty in the mind of investors as they attempt to estimate future investment returns. This uncertainty is incorporated into both the required return on equity and debt capital.

The economic downturn has resulted in sharply lower inflation. The Consumer Price Index (CPI) ended 1992 with a 3.0 percent increase compared to a 4.2 percent increase during 1991. The CPI for 1993 is currently estimated at 3.3 percent. The GDP Deflator, a much broader price level index, ended 1992 with a
2.6 percent annual increase compared to a 4.0 percent increase during 1991.
The GDP Deflator is currently estimated at 2.5 percent for 1993.

The Federal Reserve Bank has adopted a relatively easier monetary policy as a result of the recession. Interest rates, as represented by long-term Treasury bond yields, declined approximately ten basis points compared to rates existing a year earlier. Long-term corporate bond rates have also decreased and the Federal Reserve's discount rate reductions have prompted commercial banks to lower their prime lending rate to 6.0 percent. Selected monetary statistics are presented in the following table.

                                 INTEREST RATES AND SELECTED STATISTICS

                                                   JUNE 30, 1993                 JANUARY 2, 1992

  Federal Fund Rate                                     3.0%                          3.9%
  90-Day Treasury Bill Rate                             3.1%                          3.9%
  30-Year Treasury Bond                                 6.9%                          7.5%
  Aaa Bond Yield                                        7.4%                          8.2%
  Prime Rate                                            6.0%                          6.5%


Economic Outlook

According to Value Line's Quarterly Economic Review, dated June 30, 1993, the economic recovery is now two years old, but shows much slower growth than normal for a mature recovery. Among factors cited by Value Line for contributing to the slow growth are "high debt, stagnant personal income, low consumer confidence and a troubling unemployment rate". Value Line's Quarterly Economic Review identified the following estimates for selected economic statistics from 1993 to 1995.


                                                                1993           1994           1995

         Real GDP                                               2.7%           3.2%           3.3%
         Personal Consumption Expenditures                      2.8%           2.7%           2.5%
         Federal Government Purchases                          (5.2%)         (3.0%)         (4.0%)
         30-Year Treasury Bond Yields                           7.1%           7.2%           7.2%
         Prime Rate                                             6.0%           6.3%           6.7%
         Consumer Price Index                                   3.5%           3.5%           3.6%

MARKET DATA - METROPOLITAN BIRMINGHAM

Birmingham is recognized as a leading financial, transportation, communication, manufacturing, healthcare and distribution center for the southeast United States. The region's central location within the state of Alabama has been a major factor in its economic success.

The Birmingham Metropolitan Statistical Area (MSA) consists of five counties with an estimated 1992 population of 917,100. This ranks the metropolitan area as the 46th largest in the county. The larger 16-county primary market area contains a population of 1,341,500. A map of the Birmingham MSA is shown in the Exhibit Section of this report.

Trends in population, housing, employment and income are contributing social and economic forces that impact property values. Each of these elements is discussed separately.

POPULATION

Historical data and growth projections reflect the economic climate of an area and have both a direct and indirect impact on property values. Table 1 on the next page shows the county population totals by decade. Table 1 also shows the annual percentage increases in population for the individual counties in the Birmingham MSA.

The fastest annual population growth in the Birmingham MSA occurred in the decade of the 1980s. The rate of growth in the 1980s; however, was only 1.13 percent per year, compared to 2.0 percent to 3.0 percent per year for many other large Southeast US metropolitan cities during the decade. The City of Birmingham in Jefferson County, and Walker County experienced population declines during the most recent decade.

                                    TABLE 1
                              POPULATION BY COUNTY

                                           1970                1980                 1990
         COUNTY                           CENSUS              CENSUS               CENSUS

         Blount                            26,853              36,459              39,248
         Jefferson                        644,991             671,392             651,525
         City of Birmingham*              300,910             286,799             265,968
         Saint Claire                      27,956              41,205              50,009
         Shelby                            38,037              66,298              99,358
         Walker                            56,246              68,660              67,670
         TOTAL MSA                        794,083             884,014             907,810

  *  City of Birmingham included in Jefferson County totals.



                          AVERAGE PERCENTAGE INCREASE

         COUNTY                              1970s              1980s                 1990s

         Blount                              3.58%               0.76%                 N/A
         Jefferson                           0.41%              -0.30%                 N/A
         Saint Clair                         4.74%               2.14%                 N/A
         Shelby                              7.43%               4.99%                 N/A
         Walker                              2.21%              -0.14%                 N/A
         TOTAL MSA                           1.13%               0.27%                0.5%

Source:  Birmingham Area Chamber of Commerce


Jefferson County, excluding the City of Birmingham, grew 1.18 percent per year in population during the 1970s, but experienced little growth during the 1980s. The estimated population growth rate so far in the 1990s is still slow, but faster than experienced in the 1980s.

HOUSING

The growth in housing in the Birmingham MSA was also slow but stable during the 1980s. As was the case in other cities during the decade, much of the new housing occurred due to a decline in the average household size. In the Birmingham MSA, there were 3.01 persons per household in 1970, compared to 2.41 persons per household in 1990.

So far in the 1990s, single-family housing sales have been brisk, with record sales in 1992 and thus far in 1993. The area ranks 48th in new homes built in 1993, with 3,510 new homes the first half of 1993. New apartment construction totaled over 6,000 units from 1987 through 1990, or an average of 1,545 per year. New multi-family units only totaled 40 in 1992 and 140 for the first six months of 1993. Most of the new apartment construction has been concentrated south of the City of Birmingham along the U.S. Highway 280 and U.S. Highway 31 corridors.

Looking forward, the average household size is not expected to continue to decline indefinitely. The growth in housing, therefore, should equal the population growth plus the replacement of obsolete housing.

EMPLOYMENT

In the 1980s, the average annual growth in employment in the MSA was 3,520, compared to 8,290 per year during the 1970s. So far in the 1990s, the region is averaging 3,233 new jobs each year. The unemployment rate at the end of 1992 was 6.1 percent, compared to 7.3 percent and 7.4 percent for the state of Alabama and the U.S., respectively.

Table 2 on the following page shows the diversity in employment in the Birmingham MSA.

                                    TABLE 2
                              EMPLOYMENT BY SECTOR

                                               PERCENTAGE OF TOTAL               PERCENTAGE OF TOTAL
         SECTOR                                   LABOR DOLLARS                    ESTABLISHMENTS

         Health Services                                11.7%                           6.5%
         Other Services                                 14.0%                          26.5%
         Manufacturing                                  15.7%                           5.7%
         Construction                                   12.0%                           8.8%
         Transp., Comm. & Utilities                     13.8%                           3.6%
         Wholesale Trade                                10.2%                           9.5%
         Retail Trade                                    9.8%                          25.2%
         Finance, Insurance, & Real Estate               9.1%                           9.2%
         Mining & Agricultural                           3.5%                           1.4%
         Miscellaneous                                   0.2%                           3.6%
         REGION                                        100.0%                         100.0%

Source:  Birmingham Chamber of Commerce



In 1970, manufacturing accounted for 28.3 percent of the employment in the MSA. By 1991, manufacturing only accounted for 13.1 percent of the area's employment. The manufacturing jobs have been replaced with service jobs. The service sector accounts for 25.4 percent of all jobs in 1991, versus 14.3 percent in 1970.

As of April 1993, the largest employers in the Birmingham MSA are as follows:

         University of Alabama                         15,696
         U.S. Government                                9,501
         South Central Bell                             7,450
         State of Alabama                               6,304
         Birmingham City Schools                        4,733
         Alabama Power Company                          4,611

INCOME

Jefferson County and the Birmingham MSA are very representative of the average per capita income and average household income in the United States. Table 3 below shows the area's income averages compared to the entire U.S.

                                    TABLE 3

                                  Average Per            Percent               Average              Percent
                                    Capita               of U.S.              Household             of U.S.
         County                     Income               Average               Income               Average

         Blount                     $13,135                70%                 $27,219                77%
         Jefferson                  $18,624               100%                 $34,235                97%
         St. Clair                  $13,056                70%                 $26,750                76%
         Shelby                     $15,935                85%                 $44,813               115%
         Walker                     $14,556                78%                 $26,585                75%
         MSA                        $17,479                94%                 $34,315               100%



Jefferson County has approximately the same per capita income and household income as the national average.

In summary, metropolitan Birmingham has experienced a slow but stable growth rate in recent years. Its economic base is diverse. National trends of lower manufacturing work forces and lower household sizes have also been the experience in Birmingham.

                                DESCRIPTIVE DATA


NEIGHBORHOOD ANALYSIS

The subject neighborhood is identified as the "Southside" area of Birmingham. This area is just south of the central business district (CBD) of Birmingham and east of the Red Mountain Expressway. This neighborhood is bounded on the north by The University of Alabama at Birmingham (UAB) on the east by the Red Mountain Expressway (U.S. Highway 31), on the south by Red Mountain with the famous Vulcan Statue, and on the west by Interstate 65. A map of the neighborhood is located in the Exhibit Section.

The Southside includes many of the city's old restored homes. The Highland/Five Points area has undergone considerable renovation, and is becoming a restaurant and entertainment center. The subject medical office building, which is part of the HealthSouth Medical Center, is located one-quarter-mile west of the Highland/Five Points area, and just north of Red Mountain. The upscale residential communities of Homewood and Mountain Brook are located just south and east of the Southside.

The property is situated at 1222 14th Street South. The block bounded by 11th Avenue South, 14th Avenue South, 12th Street South and 13th Street South contains the subject building and the HealthSouth Medical Center. East, south and west of the property are primarily older residential areas. Some homes have been converted to commercial uses around the hospital, and a few small blocks have been redeveloped with small apartment buildings.

North of the HealthSouth Medical Center is UAB, which is reportedly now the second largest university in Alabama. The University has been growing rapidly and has absorbed most of the land uses in a six by fifteen block area. The UAB Medical Center is considered by some to be in the same class as the Mayo Clinic in some medical research fields.

In summary, the neighborhood is an older residential area that is undergoing renovation and restoration. Development in the area is being driven primarily by hospital growth, which includes the subject HealthSouth Medical Center, the UAB Medical Center and St. Vincent's Medical Center. Although medical service is the focus of new development, new retail, restaurant and residential development is also active in the area.


ZONING

The subject property is zoned "O & I, Office and Institutional District", by the City of Birmingham. According to the City zoning requirements, this district provides "for the orderly arrangement of institutional, clerical and administrative space." Permitted uses include public, semi-private or private office; public or semi-private, religious, educational or charitable institutions; and, other similar uses consistent with this zoning code's purpose and surrounding uses. This zoning shall not include properties with industrial characteristics, communal living facilities or correctional institutions.

Other general conditions of the O & I zoning include a minimum lot width of 50 feet, setbacks from fronting streets of 25 feet, and setbacks for side yards and rear boundaries of 10 feet and 20 feet, respectively. A larger side buffer of 25 feet is required when the lot joins a residential district. Off-street parking for medical institutional facilities is three spaces per 1,000 square feet gross office area plus one space for each 400 square feet of office area above 10,000 square feet. There is approximately 180 parking spaces, or 4.17 per 1,000 square feet of gross office area.

A letter of zoning compliance from the City of Birmingham is recommended for an official determination regarding any zoning conformity issues.


REAL ESTATE TAXES AND ASSESSMENTS

The subject property is situated in the City of Birmingham, and subject to the taxing authority of the City and Jefferson County. Commercial properties in the City and County are assessed at 20 percent of tax-appraised value for tax purposes. The 1993 millage rate is $69.50 per $1,000 of assessed value.

The individual office suites are valued and taxed separately, since the property is a condominium. The total tax-appraised value of the subject office condominiums owned by HealthSouth is $4,365,704. The total City and County property taxes due in 1993 are $60,683.28. A summary of the taxes is shown in the Exhibit Section.

SITE ANALYSIS

The subject site is rectangularly-shaped and fronts 182.5 feet on the north side of 14th Avenue South and 220 feet along the east side of 13th Street South. The entire site contains 40,150 square feet, or 0.92172 acres. Since
6.46 percent of the building area is owned by two doctor practices, 6.46 percent of the site must be excluded for valuation purposes. The remaining subject acreage is 37,556 square feet, or 0.8622 acres. A legal description of the subject condominiums was provided to the appraisers and is included in the Exhibit Section. A survey of the property was not available to the appraisers. The parcel size was determined by the dimensions on a tax plat map that is also in the Exhibit Section. We reserve the right to modify our report if the actual acreage is found to vary significantly from the tax plat acreage.

The topography of the site slopes slightly downward from 14th Avenue South to the front of the new HealthSouth hospital facing 11th Avenue South. The south end of the site contains a parking deck. Just north of the parking deck is the subject medical office building. South of the subject medical office building is the new Alabama Sports Medicine and Orthopaedic Center and the new HealthSouth Hospital. The older HealthSouth Hospital buildings are situated west of the subject building. The subject building is at the crest of a hill and does not contain any flood plain.

Utilities serving the site include water, sewer, telephone, gas and electricity. Police services and fire protection are located in the neighborhood.

Other site improvements consists of general landscaping, asphalt paving, concrete paving and curbing, some shrubs and general signage. Seven staggered levels of parking deck provide parking for approximately 180 cars.

We are not aware of any detrimental easements or encroachments encumbering the site. Further, we assume that the subject site is not encumbered with detrimental easements or encroachments. A copy of a Jefferson County tax plat map is included in the Exhibit Section.

To our knowledge, no environmental study has been conducted on the subject site. As appraisers, we are not qualified to detect hazardous materials. Consequently, our report assumes that there are no environmentally hazardous materials in the site or building that would adversely affect the subject property's value.

BUILDING AND SITE IMPROVEMENTS

BUILDING

The 1222 14th Avenue South Office Building was reportedly constructed in 1981. It contains 56,244 gross square feet and 45,580 rentable square feet. The subject building contains 3,117 square feet in two suites that were sold to doctor/owners when the building was converted to a condominium in 1983. Excluding these two suites, the building contains 53,127 gross square feet and 42,463 rentable square feet. The rentable area excludes the common area rest rooms, the common area hallways, mechanical rooms and vertical penetrations (stairwells, elevator shafts). The building area by floor and suite is shown on a Leasing Status Schedule in the Exhibit Section of this report.

The building is a five-story, reinforced concrete and steel structure building, with a brick veneer exterior. Only the storage areas in the basement of the building are sprinklered. The building has a metal deck roof structure, with a waterproof membrane roof and large-stone gravel covering. Ceiling finishes consist of acoustical ceiling tiles and recessed fluorescent lighting. The interior walls are gypsum board on metal framing. Most of the hallways have vinyl flooring, and the suites are mostly carpeted. Windows and doors are metal framed, and interior doors are solid-core wood.

Heating and air conditioning is supplied via a Carrier chiller and a Cleaver Brooks boiler that are located in the basement. Additional air handlers are located on the roof of the building. Two 91-gallon Rudd water heaters are also in the basement.

A parking floor is located above the basement of the five-story structure.
This parking floor contains the physician's parking. There are three floors of office space above this parking floor. The second floor parking area connects with a staggered, six-level parking deck on the south side of the building.
The top floor of this parking decks connects with the third floor of the professional building, or to the first floor of office space.

More detail descriptions of the buildings and site improvements are included in the Exhibit Section of this report.

Condition of Improvements and Obsolescence

The building is in good overall condition. It appears to have been adequately maintained. No significant deferred maintenance was indicated from the appraiser's inspection of the property. There does not appear to be any functional or economic obsolescence.

                              HIGHEST AND BEST USE


The Appraisal Institute defines "highest and best use" as follows:

         "The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value"

[The Appraisal of Real Estate, Page 45, 10th Edition published by The Appraisal Institute].

The four categories of highest and best use analysis are:

         1. Physically Possible - Uses which are physically possible for the site and improvements being analyzed.

         2. Legally Permissible - Uses permitted by zoning and deed restrictions applicable to the site and improvements being analyzed.

         3. Financially Feasible - This step identifies if the physically possible and legally permitted alternatives produce a net income equal to or greater than the amount needed to satisfy operating expenses.

         4. Maximally Productive - This step clarifies which of the financially feasible alternatives provides the highest value consistent with the rate of return warranted by the market for a particular use.

There are two types of highest and best use: THE HIGHEST AND BEST USE OF LAND AS VACANT and THE HIGHEST AND BEST USE OF A PROPERTY AS IMPROVED. Both types are discussed as follows using the four categories of highest and best use.

As Vacant

The purpose of this analysis, given the site is vacant or can easily be made vacant, is to determine if something should be constructed on the site, and, if so, what should be constructed on the site.

PHYSICALLY POSSIBLE

The size and shape of the subject site is adequate for the development of a number of alternative uses including small residential, commercial, office/institutional, industrial and special-purpose properties. The site possesses good access and visibility. The size of the parcel would preclude any large developments.

LEGALLY PERMISSIBLE

As stated earlier in the Zoning section of this report, the property is currently zoned "O-I, Office-Institutional". Permitted uses in this general zoning category vary widely. Potential legal uses would include some retail and restaurants, office/institutional, hotels, hospitals and other medical-oriented uses.

Surrounding uses include the hospital, other professional office uses, some apartments and some old single-family residential properties. These use patterns would likely preclude industrial, retail or future single-family development on the site.

FINANCIALLY FEASIBLE

Having established that the site is physically suited for and legally restricted to office/institutional development, the next consideration is economic feasibility. Financially feasible uses for the site, if vacant, are those uses that would generate an economic return to the land. New hospital related development on the north and east sides of the building indicate that new development is financially feasible. HealthSouth Medical Center, UAB Medical Center and St. Vincent Medical Center have all recently built new medical office facilities.

MAXIMALLY PRODUCTIVE

The maximally productive use is a financially feasible use that would produce the greatest land value. Office/institutional use is physically possible and legally permissible, and new development is financially feasible. Based on this analysis, the current highest and best use of the land, if vacant, would be for office/institutional development.


As Improved

The subject site is currently improved with a 42,463 rentable square foot office building, with an adjacent parking deck and associated site improvements. The purpose of this discussion is to determine whether to leave the improvements as they are, to modify the improvements or to remove the improvements.

PHYSICALLY POSSIBLE

It would obviously be physically possible to leave the improvements as they are, to demolish the existing improvements and replace them with new improvements, or to make minor repairs to the deferred maintenance items on the property. The improvements are considered functional.

LEGALLY PERMISSIBLE

The improvements, as improved, are a legal conforming use according to the City of Birmingham zoning guidelines. Under the zoning, the property could remain as it is, be torn down or renovated.

FINANCIALLY FEASIBLE

The highest and best use of the land, if vacant, was to develop with an office/institutional use based on the adjacent hospital's growth needs. Of the physically possible and legally permissible changes that could be made to the existing facility, demolishing the building would significantly reduce the current asset value, and would not be financially feasible. It would, however, be financially feasible to correct any deferred maintenance.

MAXIMALLY PRODUCTIVE

The maximally productive use for the existing property is the financially feasible use that produces the greatest property value. The only financially feasible use is to correct any deferred maintenance that currently exists.
This will enable to the property to remain competitive in the leasing market. The highest and best use, as improved, is to not make any major changes to the current asset use. The improvements represent the current highest and best use of the property.

                               VALUATION SECTION


VALUATION METHODOLOGY

There are three principal methods to estimate the market value of the assets of the subject property. These are summarized as follows:

         COST APPROACH: This method is based on the principle of substitution, whereby no investor would prudently pay more for a property than it costs to buy land and build a comparable new building. The market value is estimated by calculating the replacement costs of a new building and subtracting all forms of depreciation and obsolescence present in the existing facility. This provides a depreciated value of the subject improvements if replaced new. The estimate of the current value of the subject land is then added to provide a market value of the property.

         DIRECT SALES COMPARISON APPROACH: The principle of substitution also says that market value can be estimated as the cost of acquiring an equally desirable substitute property, assuming no costly delay in making the substitution. This method analyses the sales of other comparable improved properties. Since two properties are rarely identical, the necessary adjustments for differences in quality, location, size, services and market appeal are a function of appraisal experience and judgment.

         INCOME APPROACH: This method is based on the principle of anticipation, which recognizes that underlying value of the subject property can be estimated by its cash flow or stream of earnings. This approach simulates the future earnings for the property, and converts those earnings into a present market value estimate.

Consideration has been given to each of the three methods to arrive at a final opinion of value. The application of each approach to value is further discussed in the appropriate sections which follow.

                                 COST APPROACH


In the Cost Approach, the subject property is valued based upon the market value of the land, as if vacant, to which is added the depreciated replacement cost of the improvements. The replacement cost new of the improvements is adjusted for accrued depreciation resulting from physical deterioration, functional obsolescence, and external (or economic) obsolescence.

The cost analysis involves three basic steps:

         o       Land value estimate.

         o       Estimated replacement cost of the improvements.

         o       Estimation of the accrued depreciation from all causes.

The sum of the market value of the land and the depreciated replacement cost of the improvements and equipment is the estimated market value via the Cost Approach.


Land Valuation

Land valuation, assuming the site is vacant, is based upon the following steps:

         o A comparison with recent sales and/or asking prices for similar land.

         o Interviews with reliable real estate brokers and other informed sources who are familiar with local real estate activity.

         o       Our experience in estimating land values.

The following sales are located within the general market area of the subject property and are considered to be representative of market activity and conditions as of the valuation date. Unless otherwise indicated, the sales involved arms-length transactions that conveyed a fee simple interest, and only real property was included in the transactions.

Land Comparable Number 1

Parcel Number:                             29-01-3-008-7

Location:                                  East side of 13th Street South across from the new Alabama Sports Medicine and Orthopedic
                                           Center and the new HealthSouth Hospital.

Size:                                      7,000 square feet

Sale Date:                                 April 29, 1993

Deed Book/Page:                            4544/195

Grantor:                                   Randall J. Westbrook

Grantee:                                   HealthSouth Medical Center, Inc.

Sale Price:                                $135,000

Price Per Square Foot:                     $19.29

Terms of Sale:                             All Cash

Shape:                                     Rectangular

Zoning:                                    Office/Institutional

Utilities:                                 All utilities are available.

Comments:                                  This parcel was part of 15 parcels assembled from 1990-1992 for the construction of the
                                           Sports Medicine Institute and additional parking.  The average price for the 15 parcels was $18.16 per square foot.  The Grantor in this transaction is an employee of the
                                           Grantee that acquired the property on July 10, 1992, from Dwain Pitts, et al, for the same price [Deed Book 4313/Page 978].

Land Comparable Number 2

Parcel Number:                             29-01-3-010-4

Location:                                  West side of 12th Street South adjacent to an existing parking lot across from the old entrance to the HealthSouth Medical Center.

Size:                                      8,160 square feet

Sale Date:                                 April 29, 1993

Deed Book/Page:                            4544/197

Grantor:                                   Vicki E. Owens

Grantee:                                   HealthSouth Medical Center, Inc.

Sale Price:                                $66,000

Price Per Square Foot:                     $8.07

Terms of Sale:                             All Cash

Shape:                                     Rectangular

Utilities:                                 All utilities are available.

Comments:                                  This parcel was purchased for future parking needs by the hospital.  The hospital purchased the property based solely on land value and considered the forty year old house on the site to be only a temporary use until additional parking is needed.  The Grantor in this transaction is an employee of the Grantee that acquired the property on October
                                           30, 1992 from Robert Vests for the same price [Deed Book 4410/Page 819].

Land Comparable Number 3

Parcel Number:                             29-01-3-005-3

Location:                                  Northeast corner of 12th Street South and 11th Avenue South, one block north of the
                                           HealthSouth Medical Center.

Size:                                      45,600 square feet

Sale Date:                                 November 13, 1990

Deed Book/Page:                            3972/250

Grantor:                                   Eleventh Avenue United Methodist Church

Grantee:                                   HealthSouth Medical Center, Inc.

Sale Price:                                $1,500,000

Price Per Square Foot:                     $32.89

Terms of Sale:                             All Cash

Shape:                                     Rectangular

Zoning:                                    Office/Institutional

Utilities:                                 All utilities are available.

Comments:                                  This parcel was a church before being sold to HealthSouth.  Part of the improvements have been removed and the site is used as overflow parking by the hospital.  The remainder of the building is scheduled to be removed in the near future.

Land Comparable Number 4

Location:                                  Northeast corner of 17th Street and 11th Avenue approximately one-quarter-mile south of the University of Alabama Medical Center and one-half-mile northeast of the subject.

Size:                                      16,000 square feet

Sale Date:                                 January 2, 1990

Deed Book/Page:                            3951/388

Grantor:                                   Jo Anne Jackson

Grantee:                                   Board of Trustees of University of Alabama

Sale Price:                                $240,000

Price Per Square Foot:                     $15.00

Terms of Sale:                             All Cash

Shape:                                     Rectangular

Zoning:                                    Office/Institutional

Utilities:                                 All utilities are available.

Comments:                                  This parcel contains an old doctor's building that is boarded-up and no longer used.  The building does not contribute any value.

Land Comparable Number 5 - Current Listing

Location:                                  Northwest corner of 19th Street and 5th Avenue South, just north of the University of
                                           Alabama Medical Center (UAB).

Size:                                      56,000 square feet

Owner:                                     Mr. Hill

Asking Price:                              $3,080,000

Price Per Square Foot:                     $55.00

Shape:                                     Retectangular

Zoning:                                    M-1 Light Industrial, but permitted for the construction of an 11-story, 220,000 square foot office building.

Utilities:                                 All utilities are available.

Comments:                                  This vacant parcel is across from UAB and a high rise apartment building that is currently under construction.  The owner has been offered approximately $35 per foot.

A summary of the land sales and listing is shown as follows:


                          SUMMARY OF LAND COMPARABLES

           LAND                                              SALE              SIZE          PRICE
           COMP        LOCATION                              DATE              (SF)          PER SF

            1          13th Street South                     04/93             7,000         $19.29
            2          12th Street South                     04/93             8,160         $ 8.07
            3          12th Street South                     11/90            45,600         $32.89
            4          17th Street                           01/90            16,000         $15.00
            5          19th Street                          Listing           56,000         $55.00
         SUBJECT       14TH AVENUE SOUTH                                      37,556


Discussion of Land Comparables

LAND COMPARABLE 1 was one parcel of 15 that were assembled by the hospital around what is now the American Sports Medicine Institute. Downward adjustments are indicated because of the more level topography of this parcel and because of its smaller size. The adjustments are shown on a Land Sale Adjustment Grid at the end of this discussion. The adjusted price per square foot of this comparable is $17.98 per square foot.

LAND COMPARABLE 2 was a parcel containing an old house. The site was purchased by the hospital for future parking needs of the hospital. The improvements were not considered to have any significant value. A large upward adjustment is indicated because of the inferior location of this parcel compared to the subject that is adjacent to the hospital. Downward adjustments are indicated because of the comparable's level topography and its smaller size. The adjusted price per square foot of this comparable is $9.71.

LAND COMPARABLE 3 was a 45,600 square foot parcel north of the hospital that contained a Methodist Church. The church has relocated and the land is being used for hospital overflow parking. The remaining building is reportedly scheduled to be removed in the near future. Downward adjustments are indicated because of the declining economy since this purchase and because of the level topography of this site. The adjusted price for this comparable is $28.12 per square foot.

LAND COMPARABLE 4 is a parcel that UAB purchased for future parking or development. It is located one-quarter-mile south of the UAB campus. An upward adjustment is indicated due to the inferior location of this comparable. A downward adjustment is indicated for size. The adjusted price per square foot of this comparable is $15.53.

LAND COMPARABLE 5 is the current listing of a site just north of UAB Medical Center. This site is zoned for high-rise development. A significant downward adjustment is indicated because this is a listing rather than an actual sale. Downward adjustments are also indicated for location, topography and due to the superior zoning. The adjusted price per square foot of this comparable is $30.94 per square foot.

The adjusted land prices range from $9.71 per square foot to $30.94 per square foot, with the prices of the most comparable sites being in the middle of this range. Based on our analysis of the subject versus these comparables, it is our opinion that a land price of $18.50 per square is representative of the subject site. The average price per square foot for the land assembled around what is now the American Sports Medicine Institute was $18.16 per square foot. The subject land value is estimated as follows:

                      37,556 SF  x  $18.50/SF  =  $694,786

                             Rounded to:   $695,000
                                           ========

               L A N D   S A L E   A D J U S T M E N T   G R I D
                       HealthSouth Professional Building
                              Birmingham, Alabama


                               Subject     Land Comp    Land Comp    Land Comp    Land Comp    Land Comp
  Element                                     #1           #2           #3           #4           #5

Sale Price/SF                               $19.29         $8.09       $32.89       $15.00       $55.00

Property Rights               Fee Simple    Same           Same        Same         Same         Same
  Adjustment
                                            ------------------------------------------------------------
Adjusted Price/SF                           $19.29         $8.09       $32.89       $15.00       $55.00

Financing                       Cash        Cash           Cash        Cash         Cash         Cash
  Adjustment
                                            ------------------------------------------------------------
Adjusted Price/SF                           $19.29         $8.09       $32.89       $15.00       $55.00

Conditions of Sale                          None           None        None         None         Listing
  Adjustment                                                                                        -25%
                                            ------------------------------------------------------------
Adjusted Price/SF                           $19.29         $8.09       $32.89       $15.00       $41.25

Market/Time                     Effective
  Adjustment                    Sep - 93         0%            0%         -10%         -10%           0%
                                            ------------------------------------------------------------
Adjusted Price/SF                           $19.29         $8.09       $29.60       $13.50       $41.25

Other Adjustments
  Location Adjustment                            0%           30%           0%          20%         -10%
  Topography Adjustment                         -5%           -5%          -5%           0%          -5%
  Size Adjustment                               -5%           -5%           0%          -5%           0%
  Zoning Adjustment                              0%            0%           0%           0%         -10%
    Net Other Adjustments                      -10%           20%          -5%          15%         -25%

FINAL ADJUSTED PRICE PER SF                 $17.36         $9.71       $28.12       $15.53       $30.94
                                            ============================================================


Building and Site Improvements

The building and site improvements have been valued on the basis of replacement cost less accumulated depreciation. The cost new was estimated via the segregated cost method, with cost factors obtained from Marshall Valuation Services, Inc., a national cost manual. The unit cost includes both direct and indirect costs, with adjustments made for special building features, construction quality, time and location. The composite unit cost has then been applied to the gross square footage of the building to derive the replacement cost new. The total project replacement costs for the subject building are estimated to be $5,767,449.

The total accumulated depreciation of a structure represents the loss in value due to physical deterioration, functional obsolescence, or external (or economic) obsolescence. Economic life of a structure or improvement is the period over which they contribute to the value of the property. These terms are defined as follows:

        Physical Deterioration: The loss in value due to deterioration or ordinary wear and tear, i.e., natural forces taking their toll of the improvements. This begins at the time the building is completed and continues throughout its physical life.

        Functional Obsolescence: The loss in value due to poor plan, functional inadequacy, or super-adequacy due to size, style, design, or other items. This form of depreciation occurs in both curable or incurable forms.

        External (or Economic) Obsolescence: The loss in value caused by forces outside the property itself. It can take many forms such as excessive noise levels, traffic congestion, abnormally high crime rates, or any other factors which affect a property's ability to produce an economic income, thereby causing a decline in desirability. Other forms of economic obsolescence may include governmental restrictions, excessive taxes, or economic trends.

        Economic Life: The economic life of a good quality medical office buildings is typically 40 to 50 years. For the subject Class B building, we have assumed an economic life of 45 years.

        Remaining Economic Life: Remaining economic life can be defined as the number of years remaining in the economic life of the structure or structural components as of the date of the appraisal.

Marshall Valuation Services, Inc., and the actual experience of other buildings in the market, were use to estimate the overall economic life of the improvements. The assignment of economic lives assumed that, except for the building shell and foundation, building components would be replaced periodically over the life of the building.


Physical Depreciation

The amount of physical depreciation and obsolescence in the subject building is judged normal for a building of this age. Observation of the subject property indicated that the structure and related component parts have been adequately maintained through a continuous maintenance service program.

The subject property was constructed in 1981, and it is in average to good condition. After taking into consideration all significant physical factors affecting the subject property, it is judged that the subject has an effective age equal to its actual age of twelve years. The remaining useful life is estimated to be 33 years. This translates into a physical depreciation estimate of 26.7 percent (12 years divided by 45 years). The amount of depreciation attributable to the property has been estimated on a straight-line basis, which is founded on the assumption that depreciation of a property occurs equally throughout its economic life.

The elements which make up site improvements have shorter economic lives than the building. We have estimated the aggregate useful lives of these items to be 15 years with an effective age of seven years and a remaining useful life of 8 years. Therefore, the depreciation rate attributable to the site improvements on a straight-line basis is estimated to be approximately 46.7 percent. Entrepreneurial profit and miscellaneous replacement costs are depreciated at a blended depreciate rate.

The total depreciation for the building is estimated to be $1,570,836, and the depreciated value of the building replacement costs to be $4,196,613.

Approximately 4.64 percent of the subject building was sold to physician's practices and is not considered part of the subject premises. Subtracting 4.64 percent of the depreciated building replacement costs, or $194,723, leaves $4,001,890 as the Depreciated Replacement Costs for the subject premises.

Cost Approach Conclusion

The schedule on the following page is a summary of the estimated replacement cost by category for the subject building plus estimates of all forms of depreciation.

Based on the investigation as previously defined, the market value of the subject property by the Cost Approach, as of September 29, 1993, is:

                                   $4,700,000
                                   ==========

                        SUMMARY OF REPLACEMENT COSTS NEW
                            1222 14th AVENUE SOUTH


                                                                                                               DOLLARS
Site Preparation                                                                                           $    52,516
Foundation                                                                                                 $   117,411
Frame                                                                                                      $   513,738
Exterior Walls                                                                                             $   287,208
Floors                                                                                                     $   392,233
Roof                                                                                                       $   100,716
Roof Cover                                                                                                 $    35,394
Part. & Blt. in                                                                                            $ 1,074,228
Ceilings                                                                                                   $   254,796
Floor Coverings                                                                                            $   154,706
Plumbing                                                                                                   $   291,696
HVAC                                                                                                       $   568,459
Electrical                                                                                                 $   359,139
Other Features (Includes parking deck)                                                                     $   654,289
                                                                                                           -----------
Total Building Replacement Costs                                                                           $ 4,856,529
Site Improvement Replacement Costs                                                                         $   143,780
                                                                                                           -----------
Total Replacemsnt Cost                                                                                     $ 5,000,309

Architect's Fees Plans and Specs.  (Of Building Costs)                        4.00%                        $   194,261
Architect's Fees, Supervision      (Of Building Costs)                        1.50%                        $    72,848
Entrepreneurial Overhead, Profit,                                            10.00%
  and Other Miscellaneous Fees (Of Total Replacement Costs)                                                $   500,031
                                                                                                           -----------
Total Other Costs                                                                                          $   767,140

Total Project Replacement Cost                                                                             $ 5,767,449

Accrued Depreciation:
  Building Replacement Costs            26.7% Straight Line 12/45ths    $1,294,751

  Site Improvement Costs                46.7%  7 Years/15 Years         $   67,145

  Other Costs                           27.2%  Blended Rate             $  208,940
                                                                        ----------
    Total Physical Depreciation                                                               $1,570,836

    Functional & Economic Depreciation                                                        $        0
                                                                                              -----------
Less Total Depreciation (All Forms)                                                                        $(1,570,836)
                                                                                                           -----------
Depreciated Value of Replacement Costs - Entire Building                                                   $ 4,196,613

Less:  4.64% of Total Costs due to Doctor/owned Suites                                                     $  (195,133)
                                                                                                           -----------
Depreciated Value of Replacement Costs - Subject Premises                                                  $ 4,001,480

Plus Land Value                                                                                            $   695,000
                                                                                                           -----------
DEPRECIATED COST APPROACH VALUE                                                                            $ 4,696,480

                                                                                          ROUNDED TO:      $ 4,700,000
                                                                                                           ===========


                        DIRECT SALES COMPARISON APPROACH


The Direct Sales Comparison Approach is based upon the principle of substitution; that is, when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming there is no costly delay in making the substitution. Since two properties are rarely identical, the necessary adjustments for differences in quality, location, size, services and market appeal are a function of appraisal experience and judgment.

The Direct Sales Comparison Approach gives consideration to actual sales of other similar properties with adjustments as previously stated. The sales prices are analyzed in common denominators and applied to the subject property in respective categories to be indicative of market value.

The unit of comparison used in this analysis is the price per square foot, which is the gross purchase price of the building divided by the net leasable area in the building. The following sales are considered to be representative of market activity and conditions as of the valuation date. Unless otherwise indicated, the sales involved arms-length transactions that conveyed a fee simple interest, and only real property was included in the transactions.
Also, all purchase prices quoted in this report represent all cash sales unless seller financing is noted and the sale prices adjusted for cash equivalency.

A secondary unit of comparison used in this analysis is a effective gross income multiplier (EGIM). This gives an indication of market value as a multiple of stabilized property income. This method is less reliable than the sales per square foot method, and will be given less emphasis for this reason.

In our analysis, we obtained details on four professional office building sales which have occurred over the past two years. The terms of the sale and significant data was verified to the extent possible by county deed records and with parties to the transaction. Information on these sales is shown on the following pages:

IMPROVED SALE NUMBER 1

GENERAL SALE DATA
Location:                                                  1770 Independence Court, Homewood,
                                                           Jefferson County, Alabama
Date of Sale:                                              March 9, 1993
Deed Book/Page:                                            4223/115
Grantor:                                                   Brookwood Medical & Dental Group
Grantee:                                                   Proxy Land Development Corporation
Sale Price:                                                $850,000
Terms of Sale:                                             All Cash

PROPERTY DATA

Land Size:                                                 92,200 square feet
Building Size:                                             7,808 square feet - gross
                                                           6,928 square feet - leasable
Year Built:                                                1984
Occupancy at Sale:                                         100%

STABILIZED OPERATING DATA
                                                             Dollars             Per SF
                                                             -------             ------
Estimated Gross Income:                                      $100,456            $14.50
Vacancy Allowance @ 5%:                                      $  5,023            $ 0.73
                                                             --------            ------
Effective Gross Income:                                      $ 95,433            $13.77
Estimated Expenses @ $4.00:                                  $ 27,712            $ 4.00
                                                             --------            ------
Net Operating Income:                                        $ 67,721            $ 9.77

MARKET VALUE INDICATORS

Sale Price Per Square Foot:                                  $ 122.69
Stabilized Overall Rate:                                          8.0%
EGIM:                                                            8.91

COMMENTS

The Grantor was an affiliate of HealthSouth Medical Center. The hospital paid more than market value for the building, so the Grantee/physician would move his surgical practice to the HealthSouth Medical Center. The location and building quality for this comparable are very inferior to the subject property.

IMPROVED SALE NUMBER 2

GENERAL SALE DATA
Location:                                                  West side of 20th Street South at the
                                                           address 908 20th Street South in Birmingham, Alabama
Date of Sale:                                              December 20, 1991
Deed Book/Page:                                            4166/170
Grantor:                                                   The Byrd Company, Inc.
Grantee:                                                   Board of Trustees of the University of
                                                           Alabama
Sale Price:                                                $3,750,000
Terms of Sale:                                             All Cash

PROPERTY DATA

Land Size:                                                 82,460 square feet
Building Size:                                             52,440 square feet - gross
                                                           44,574 square feet - leasable
Year Built:                                                1964

STABILIZED OPERATING DATA
                                                             Dollars             Per SF
                                                             -------             ------
Estimated Gross Income:                                      $624,036            $14.00
Vacancy Allowance @ 10%:                                     $ 62,404            $ 1.40
                                                                                 ------
Effective Gross Income:                                      $561,632            $12.60
Estimated Expenses @ $6.00/SF                                $222,870            $ 5.00
                                                             --------            ------
Net Operating Income:                                        $338,762            $ 7.60

MARKET VALUE INDICATORS

Sale Price Per Square Foot:                                  $ 84.13
Stabilized Overall Rate:                                         9.0%
EGIM:                                                           6.68

COMMENTS

This three-story building was purchased by the UAB Medical Center.  A Medical
Genetics Center now occupies the facility. The current land value near the UAB campus is estimated at 40% to 45% of the total purchase price.

SITE PLAN                                                              EXHIBIT F

                                    (Map)

                      HEALTHSOUTH REHABILITATION CENTER
                                OF LITTLE ROCK
                            LITTLE ROCK, ARKANSAS

IMPROVED SALE NUMBER 3

GENERAL SALE DATA
Location:                                                  1260 Upper Hembree Road in
                                                           Roswell, Fulton County, Georgia
Date of Sale:                                              November 20, 1991
Deed Book/Page:                                            14752/1-8
Grantor:                                                   Upper Hembree Associates II, Ltd.
Grantee:                                                   Medical Plaza, Inc.
Sale Price:                                                $4,525,000
Terms of Sale:                                             All Cash

PROPERTY DATA

Land Size:                                                 1.65 acres (approximate)
Building Size:                                             32,500 square feet
Year Built:                                                1991
Occupancy at Sale:                                         100%

STABILIZED OPERATING DATA
                                                             Dollars             Per SF
                                                             -------             ------
Estimated Gross Income*:                                     $671,125            $20.65
Vacancy Allowance @ 5%:                                      $ 33,556            $ 1.03
                                                             --------            ------
Effective Gross Income:                                      $637,569            $19.62
Estimated Expenses @ $6.00/SF                                $178,750            $ 5.50
                                                             --------            ------
Net Operating Income:                                        $458,819            $14.12

MARKET VALUE INDICATORS

Sale Price Per Square Foot:                                  $139.23
Stabilized Overall Rate:                                        10.1%
EGIM:                                                           7.10

COMMENTS

This property included three buildings containing 12,400 SF, 12,000 SF and 8,100 SF. The first two buildings were leased to North Fulton Hospital for seven years. The first 12,400 SF was leased for $16.00/SF net, and the other
12,000 SF was leased for $16.25/SF net. The tenants were responsible for all costs but structural maintenance and management.

* The rents were adjusted upward $4.50/SF for gross comparison.

IMPROVED SALE NUMBER 4

GENERAL SALE DATA
Location:                                                  38A Lenox Pointe, Atlanta, Fulton
                                                           County, Georgia
Date of Sale:                                              August 26, 1992
Deed Book/Page:                                            15703/336
Grantor:                                                   Cates Construction Company
Grantee:                                                   Dr. Laura J. Mills
Sale Price:                                                $184,000
Terms of Sale:                                             Third-party financing had no impact
                                                           on the purchase price

PROPERTY DATA

Parcel Number:                                             17-6-4-38A
Building Size:                                             86,206 square feet
Year Built:                                                1992
Occupancy at Sale:                                         Vacant/New

STABILIZED OPERATING DATA
                                                              Dollars            Per SF
                                                              -------            ------
Estimated Gross Income:                                       $21,600            $18.00
Vacancy Allowance:                                            $ 1,080            $ 0.90
                                                                                 ------
Effective Gross Income:                                       $20,520            $17.10
Estimated Expenses @ $4.50/SF:                                $ 5,400            $ 4.50
                                                              -------            ------
Net Operating Income:                                         $15,120            $12.60

MARKET VALUE INDICATORS

Sale Price Per Square Foot:                                   $153.33
Stabilized Overall Rate:                                          8.2%
EGIM:                                                            8.97

COMMENTS

This is a two-story office building that was constructed specifically for a dental practice. The construction is wood-frame with brick veneer siding. It is situated among the Lenox Pointe Office buildings at the intersection of Lenox Road and Buford Highway.

These four sales are summarized as follows:


                           SUMMARY OF IMPROVED SALES

         SALE                                                 RENTABLE                             PRICE PER
          NO.     ADDRESS                                    (SQUARE FEET)    SALE PRICE          SQUARE FOOT

          1      Independence Court                             6,928        $  850,000            $122.69
                 Birmingham, Alabama
          2      20th Street South                             44,574        $3,750,000            $ 84.13
                 Birmingham, Alabama
          3      1260 Upper Hembree                            32,500        $4,525,000            $139.23
                 Roswell, Georgia
          4      38A Lenox Pointe                              86,205        $  184,000            $153.33
                 Atlanta, Georgia


The unadjusted prices of these comparables range from $84.13 per square foot to $153.33 per square foot. Each of the comparables will be discussed and adjusted for comparisons with the subject property. An Improved Sales Adjustment Matrix is shown at the end of this section.

SALE 1 is a Class C professional office building that is located near the Brookwood Medical Center. An affiliate of HealthSouth Medical Center purchased this building to entice its physician/owner to move his practice to their facility. This transaction was reportedly at a market value price. However, a downward adjustment is still indicated because the building never was marketed as a vacant building due to this relationship. The building is located at the end of a steep winding road, and has poor visibility. An upward adjustment is indicated due to this inferior location compared to the subject. An offsetting downward adjustment to the price per square foot is indicated because of the smaller size of this comparable. An upward adjustment to this comparable is indicated because of the subject's superior construction quality. A downward adjustment is indicated because the subject building is a condominium causing its marketability to be somewhat restricted. The adjusted price per square foot of this comparable is $109.50.

SALE 2 is the sale of a building purchased by UAB to use as a Medical Genetics Center. Upward adjustments are indicated because of the subject's superior location, and because of the older age of this comparable. A downward adjustment is indicated because the subject building is a condominium causing its marketability to be restricted. The adjusted price for this comparable is $105.16 per square foot.

SALE 3 was the sale of a three-building professional office facility that is located approximately one-quarter-mile from the North Fulton Medical Center in Roswell, Georgia. Downward adjustments to the price per square foot of this comparable are indicated because it is new and smaller than the subject facility. A downward adjustment is also indicated because 80 percent of this facility was net leased to the hospital. A further downward adjustment is indicated because the subject building is a condominium causing its marketability to be restricted. Upward adjustments are indicated due to the subject's superior location and construction quality. The adjusted price per square foot of this comparable is $111.38.

SALE 4 was the August 1992 sale of a small dental office building in Atlanta, Georgia. A large downward adjustment to the price per foot of this comparable is indicated because of the comparable's small size. Downward adjustments are also indicated because this building is new and because the subject facility is a condominium. Upward adjustments are indicated for location and for quality. The adjusted price for this comparable is $107.33 per square foot.

The adjusted prices per square foot range from $105.16 to $111.38. An adjusted price of $108.00 per square foot is representative of the subject property. Based on this analysis, the market value of the subject property by the Direct Sales Comparison Approach, as of September 29, 1993, the effective date of this report, is calculated as follows:

                   42,463 SF  x  $108.00/SF   =   $4,586,004

                            Rounded to:  $4,585,000
                                         ==========

           I M P R O V E D   S A L E   A D J U S T M E N T   G R I D
                       HealthSouth Professional Building
                              Birmingham, Alabama

                               Subject   Improved Sale    Improved Sale    Improved Sale    Improved Sale
  Element                                      #1               #2               #3               #4
Sale Price/SF                              $122.69           $ 84.13         $139.23          $153.33

Property Rights             Fee Simple     Same              Same            Same             Same
  Adjustment
                                           ------------------------------------------------------------
Adjusted Price/SF                          $122.69           $ 84.13         $139.23          $153.33

Financing                         Cash     Cash              Cash            Cash             Cash
  Adjustment
                                           ------------------------------------------------------------
Adjusted Price/SF                          $122.69           $ 84.13         $139.23          $153.33

Conditions of Sale                         Relationship      None            None             None
  Adjustment                                 -10.0%
                                           ------------------------------------------------------------
Adjusted Price/SF                          $104.29           $ 84.13         $139.23          $153.33

Market/Time                  Effective
  Adjustment                  Sep - 93           0%                0%              0%               0%
                                           ------------------------------------------------------------
Adjusted Price/SF                          $104.29           $ 84.13         $139.23          $153.33

Other Adjustments
  Location Adjustment                           25%               20%              5%              10%
  Age/Condition Adjustment                       0%               10%            -10%             -10%
  Size Adjustment                              -25%                0%            -10%             -35%
  Quality Adjustment                            10%                0%             10%              10%
  Condominium Adjustment                        -5%               -5%             -5%              -5%
                                                                             Leasing
  Other Adjustment                               0%                0%            -10%               0%

    Net Other Adjustments                        5%               25%            -20%             -30%

FINAL ADJUSTED PRICE PER SF                $109.50           $105.16         $111.38          $107.33
                                           ============================================================

                               INCOME APPROACH


The Income Approach is based on the principle of anticipation, and has as its premise that value is represented by the present worth of expected future benefits. The price that an investor will pay for an income property usually depends on the anticipated income stream. The Income Approach represents an attempt to simulate the future cash flows for the property, and to quantify the future benefits in present dollars.

The subject property is one of nine professional office buildings that HealthSouth is selling for the purpose of establishing a real estate investment trust (REIT). HealthSouth Corporation, the seller, will provide a net rental guarantee in the form of a master lease. The Reit, as the new property owner, will receive the net rental master lease rate per square foot of rentable office area regardless of the rental rates charged or received from the actual physician/tenants.

This master lease is a credit enhancement vehicle that will enable the REIT issuer to sell the REIT shares. It will also allow HealthSouth leasing flexibility for the office space. HealthSouth can lease office space to various physicians at different rates and terms, or they can use the office space for hospital purposes.

The appraisers received a draft of the form of the master lease agreement, but the actual master lease agreements for each property are not yet available. For the purpose of our Income Approach, the gross income will be the master lease rate for each property times the rentable building area. We reserve the right to modify the Income Approach valuation if the actual master lease for each property differs significantly from the draft lease presented to us.

The gross income for the subject property is calculated as follows:

                      42,463 SF  x  $12.50/SF  =  $530,788

The subject appraisal assumes that 100 percent of the income is guaranteed through the master lease agreement. Since the leased fee interest is being appraised, there is no deduction for vacancy or credit loss.

Since the master lease provides for an income level to the REIT net of all operating expenses, the only out-of-pocket expenses to the REIT will be accounting, legal and internal administration or management expenses. These management expenses are estimated at 5.0 percent of effective gross income, or $26,539, based on the management experience of other properties. The net operating income for the property is $530,788 less $26,539, or $504,249.

The estimated direct capitalization rates, or overall rates (OARs), for the four improved sale comparables presented in the Direct Sales Comparison Section of this report are summarized as follows:

         Sale No.    Property Location                               Sale Date                  OAR (%)

            1        Independence Court                             March 1993                    8.0%
                     Birmingham, Alabama
            2        20th Street South                              December 1992                 9.0%
                     Birmingham, Alabama
            3        Upper Hembree                                  November 1991                10.1%
                     Roswell, Georgia
            4        Lenox Pointe                                   August 1992                   8.2%
                     Atlanta, Georgia


The direct capitalization, or overall rates, for these comparables ranged from
8.0 percent to 10.1 percent.

A capitalization rate at 10.5 percent, is considered appropriate because effective comparable market net lease rates are $1.00 to $1.50 per square foot less than the master lease rate of $12.50 per square foot.

Therefore, it is our opinion that the market value of the subject property by the Income Approach is calculated and rounded as follows:

                  Net Operating Income\OAR  =  Estimated Value

                          $504,249\.105  =  $4,802,371

                            Rounded to:  $4,800,000
                                         ==========

                           CORRELATION AND CONCLUSION


We have considered three approaches to value in order to estimate the value of the 1222 14th Avenue South Office Building. The three approaches are summarized as follows:

        Cost Approach   . . . . . . . . . . . . . . . .  $4,700,000
        Direct Sales Comparison Approach  . . . . . . .  $4,585,000
        Income Approach   . . . . . . . . . . . . . . .  $4,800,000

The Cost Approach involved a detailed analysis of the individual components of the property. These costs were estimated using sources which were considered to be reliable. However, estimating the replacement cost and all forms of depreciation for a twelve year old building is difficult. For this reasons, this approach is only considered a fair indicator of value for the subject property.

The Direct Sales Comparison Approach is based on the price that investors and owner-occupants have recently paid for comparable professional office buildings. The quantity and quality of data available in this approach was considered good, but two of the four sales were not properties located in the Birmingham market. The appraisers only consider this approach to be a fair indicator of value for the subject property.

The Income Approach normally provides the most reliable value estimate for professional office buildings such as the subject. Although many buyers of professional office buildings are owner/occupants, these buyers are generally aware of a property's cash flow potential and its value from an investor's perspective. For this reason, the Income Approach is considered the best indicator of value for the subject property.

Based on this analysis, it is our opinion that the market value of the 1222 14th Avenue South Office Building, as of September 29, 1993, and based on the assumptions and limiting conditions in this report, is:

                                   $4,750,000
                                   ==========